EXHIBIT 12

		  FLORIDA POWER & LIGHT COMPANY
		    COMPUTATION OF RATIOS


										Years Ended December 31,
								      1998      1997      1996      1995      1994
								     ------    ------    ------    ------    ------
										 (Millions of Dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
  Net income ....................................................    $  631    $  627    $  615    $  611    $  568
  Income taxes ..................................................       349       321       322       342       319
  Fixed charges, as below .......................................       209       240       262       286       310

    Total earnings, as defined ..................................    $1,189    $1,188    $1,199    $1,239    $1,197

Fixed charges, as defined:
  Interest charges ..............................................    $  196    $  227    $  246    $  270    $  292
  Rental interest factor ........................................         4         4         5         5         7
  Fixed charges included in nuclear fuel cost ...................         9         9        11        11        11

    Total fixed charges, as defined .............................    $  209    $  240    $  262    $  286    $  310

Ratio of earnings to fixed charges ..............................      5.69      4.95      4.58      4.33      3.86


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
  Net income ....................................................    $  631    $  627    $  615    $  611    $  568
  Income taxes ..................................................       349       321       322       342       319
  Fixed charges, as below .......................................       209       240       262       286       310

    Total earnings, as defined ..................................    $1,189    $1,188    $1,199    $1,239    $1,197

Fixed charges, as defined:
  Interest charges ..............................................    $  196    $  227    $  246    $  270    $  292
  Rental interest factor ........................................         4         4         5         5         7
  Fixed charges included in nuclear fuel cost ...................         9         9        11        11        11

    Total fixed charges, as defined .............................       209       240       262       286       310

Non-tax deductible preferred stock dividends ....................        15        19        24        43        40
Ratio of income before income taxes to net income ...............      1.55      1.51      1.52      1.56      1.56

Preferred stock dividends before income taxes ...................        23        29        36        68        62

Combined fixed charges and preferred stock dividends ............    $  232    $  269    $  298    $  354    $  372

Ratio of earnings to combined fixed charges
  and preferred stock dividends .................................      5.13      4.42      4.02      3.50      3.22
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